EXHIBIT 17.0

                           Michael C.W. Tay
                     1422 Chestnut St., Suite 410
                     Philadelphia, PA 19102-2510
                         Tel: (215) 569-9175
                         Fax: (215) 569-4710



January 18, 2001

Guiseppe P. Giustiniano
President
Tower Global Ventures Corp.
202 Oakland Avenue
New Britain, CT 06053


Dear Mr. Giustiniano,

Effective immediately, I am resigning as Director, President, Secretary and Treasurer of Tower Global Ventures Corp. My final act as President of the corporation was to ensure that the company is current in all of its financial reports as required by the Securities and Exchange Commission under the Securities Exchange Act of 1934.


                                Sincerely,


                                /s/ Michael C.W. Tay
                                --------------------
                                Michael C.W. Tay